Exhibit 99.2
Centennial Communications Announces New Director

WALL, N.J.--Sept. 8, 2004--Centennial Communications Corp. (NASDAQ: CYCL; "Centennial") announced today that Ellen C. Wolf has resigned from Centennial's board of directors. Raymond A. Ranelli has been named to serve the remainder of Ms. Wolf's term and will serve on the Company's audit committee. Mr. Ranelli was formerly a vice-chairman of PricewaterhouseCoopers where he spent over 25 years.

"On behalf of our management team, I would like to thank Ellen for her many contributions to Centennial," said Michael J. Small, chief executive officer. "I am very pleased to welcome Ray to the Centennial board."

About Centennial

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 1,051,200 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialwireless.com, www.centennialpr.com and www.centennialrd.com.


Contact:
         Centennial Communications Corp.
         Eric S. Weinstein, 732-556-2220


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